As filed with the Securities and Exchange Commission on September 17, 1996
                                   Registration Statement No. 333-10659
___________________________________________________________________________
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                         _________________________

                     PRE-EFFECTIVE AMENDMENT NO. 2
                                    TO
                                 FORM S-3

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                        __________________________

                         Sovran Self Storage, Inc.

          (Exact name of Registrant as specified in its charter)
            Maryland                              16-1194043
     (State of incorporation)      (I.R.S. Employer Identification Number)
                             5166 Main Street
                      Williamsville, New York  14221
                              (716) 633-1850

      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                      _______________________________

                             Kenneth F. Myszka
                   President and Chief Executive Officer
                         Sovran Self Storage, Inc.
                             5166 Main Street
                      Williamsville, New York  14221
                              (716) 633-1850

   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      _______________________________

                              With a copy to:
                         Frederick G. Attea, Esq.
                Phillips, Lytle, Hitchcock, Blaine & Huber
                        3400 Marine Midland Center
                         Buffalo, New York  14203
                              (716) 847-8400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Cross Reference Sheet Showing Location in Prospectus of
            Information Required By Items of Part I of Form S-3


                                             Location or
     Item Numbers and Captions          Heading in Prospectus

 1.  Forepart of Registration
     Statement and Outside Front        Outside Front Cover Page
     Cover Page of Prospectus           of Prospectus

 2.  Inside Front and Outside Back      Inside Front Cover Page;
     Cover Pages of Prospectus          Outside Back Cover Page

 3.  Summary Information, Risk Factors  The Company; Risk Factors

 4.  Use of Proceeds                    Plan of Distribution

 5.  Determination of Offering Price    Plan of Distribution

 6.  Dilution                           Not Applicable

 7.  Selling Security-Holders           Selling Stockholders

 8.  Plan of Distribution               Plan of Distribution; Outside Front
                                        Cover Page of Prospectus

 9.  Description of Securities
     to be Registered                   Description of Capital Stock

10.  Interests of Named Experts
     and Counsel                        Experts

11.  Material Changes                   The Company

12.  Incorporation of Certain           Incorporation of Certain Documents
     Information by Reference           by Reference

13.  Disclosure of Commission
     Position on Indemnification
     For Securities Act Violations      Plan of Distribution

PROSPECTUS
                         422,171 Shares


                    Sovran Self Storage, Inc.

                          Common Stock
                         _______________

     All of the shares of common stock, $.01 par value per share (the "Common Shares"), offered hereby are being registered for resale for the account of certain stockholders of Sovran Self Storage, Inc. (the "Company"), named herein (collectively, the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders."

     Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the 422,171 Shares offered hereby (the "Shares") from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement (the "Prospectus Supplement"). See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

     The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

     Since the Company's initial public offering in June 1995, it has paid regular quarterly dividends to holders of its Common Shares. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "SSS." On August 30, 1996, the reported last sale price of the Common Shares on the NYSE was $27.00 per share.

     See "Risk Factors" beginning of page 3 for certain risk factors relevant to an investment in the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO
THE CONTRARY IS UNLAWFUL.

                       ___________________

     The date of this Prospectus is September __, 1996.

                      AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Although statements contained in this Prospectus as to the contents of any contract or other document referred to are true and correct in all material respects, any such statements are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Shares are listed on the NYSE, and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996, (iii) Current Report on Form 8-K dated July 25, 1996 as amended by the Company's Amended Current Report on Form 8-K/A dated September 3, 1996, and (iv) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated June 16, 1995.

     All documents filed by the Company pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the

Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc, 5166 Main Street, Williamsville, New York 14221.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                          RISK FACTORS

     An investment in the Company involves various risks. In addition to the risk factors set forth elsewhere herein, prospective stockholders should consider the following risk factors before purchasing the Shares offered hereby:

Uncertainties Relating to Acquisition Properties

     During the period commencing with the Company's initial public offering on June 26, 1995 (the "Initial Offering") and continuing through August 31, 1996, the Company acquired 45 self-storage facilities. The Company's strategy is to continue to grow by acquiring additional self storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

   REAL ESTATE FINANCING RISKS

  Credit Line

     PaineWebber Real Estate Securities, Inc. ("Lender") provides a $75 million credit line (the "Credit Line") to fund expansions and improvements of the Company's self-storage facilities (the "Properties"), acquisitions of additional facilities and working capital needs. The Lender has mortgages on certain of the Properties. Additional Properties, subject to the Lender's discretion, may from time to time be added as collateral for the Credit Line. The Credit Line is recourse to the Company and the limited partnership through which the Company owns the Properties (the "Partnership"). In addition, the Lender has been granted collateral assignments of rents from certain

Properties on which the Lender holds a mortgage. The Credit Line, except under certain circumstances, limits the Company's ability to make distributions to its shareholders. If mortgage payments cannot be made or if there should occur certain other events of default, the Lender may seek to foreclose on those assets securing the Credit Line or otherwise exercise its rights under the assignments of rents, which could have a material adverse effect on the Company and its ability to make expected distributions to shareholders and distributions required by the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code").

  Risk of Rising Interest Rates

     Indebtedness that the Company incurs under the Credit Line bears interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders. The Company may in the future hedge, cap or otherwise limit its exposure to rising interest rates as appropriate and cost effective. If borrowings under the Credit Line exceed $30 million, the Company may be required to make such arrangements pursuant to the terms of the Credit Line.

  Refinancing Risks

     It may be necessary for the Company to refinance the Credit Line through additional debt financing or equity offerings. If the Company were unable to refinance this indebtedness on acceptable terms, the Company might be forced to dispose of certain Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expenses would increase, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders.

  No Limitations on Debt

     The Board of Directors of the Company currently has a policy of limiting the amount of Company debt at the time of incurrence to less than 50% of the sum of the market value of the issued and outstanding Common Shares and the Company's debt at the time such debt is incurred (such sum is hereinafter referred to as the Company's "Market Capitalization"); however, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company might incur. Accordingly, the Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of the shareholders. The Company could become highly leveraged if this policy were changed.

   Self-Storage Industry Risks

     The Properties are subject to all operating risks common to the self-storage industry. These risks include decreases in demand for rental spaces in a particular locale, changes in supply of or demand for similar or competing facilities in an area and changes in market rental rates. There is also risk of inability to collect rental payments from customers. The Company's current strategy is to acquire interests only in self-storage properties. Consequently, the Company will be subject to risks inherent in investments in a single industry. The Properties compete with other self-storage properties in their geographic markets. As a result of competition, the Properties could experience a decrease in occupancy levels and rental rates, thereby decreasing the cash available for distribution. The Company competes in operations and for investment opportunities with entities that have substantial financial resources. Competition may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of such overbuilding might cause the Company to experience a decrease in occupancy, limit the Company's ability to increase rents and, compel the Company to offer discounted rents.

Real Estate Investment Risks

  General Risks

     The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the Company's ability to operate the Properties in a manner sufficient to maintain or increase cash available for distribution. Income from the Properties may be adversely affected by adverse changes in national economic conditions; adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; competition from other self-storage properties; changes in interest rates and in the availability, cost and terms of mortgage funds; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements, particularly in older facilities; changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war; adverse changes in zoning laws; and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate May Limit its Value

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. There can be no assurance that the Company will be able to dispose of a property when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Uninsured and Underinsured Losses Could Result in Loss of Value of Properties

     There are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable, as to which the Properties are at risk in their particular locales. The Company's management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a Property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Property.

  Possible Liability Relating to Environmental Matters

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. In connection with the ownership of the Properties, the Company may be potentially liable for any such costs.

  Americans with Disabilities Act

     The Americans with Disabilities Act of 1990 ("ADA") generally requires that buildings he made accessible to persons with disabilities. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's results of operations and ability to make expected distributions to its shareholders could be adversely affected.

Limitations on Ability to Change Control

  Limitation on Ownership of Shares

     In order to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) (the "Five or Fewer Test"). The Company's Articles of Incorporation limit ownership of the issued and outstanding Common Shares by any single shareholder (directly or by virtue of the attribution provisions of the Code) to 9.8% of the aggregate value of the Company's outstanding stock, except that ownership by certain entities is limited to 15% (the "Ownership Limit"). The Ownership Limit may (i) have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders, and
(ii) limit the opportunity for stockholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 9.8% or 15%, as the case may be, of the outstanding shares of beneficial interest of the Company or to otherwise effect a change of control of the Company. The Board of Directors, in its sole discretion, may waive the Ownership Limit if it is satisfied that ownership by such stockholders in excess of such limits will not jeopardize the Company's status as a REIT or in the event it determines that it is no longer in the best interests of the Company to be a REIT. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit may not be effective under some circumstances.

  Other Limitations

     Certain other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the outstanding Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest. In addition, the Maryland General Corporation Law (the "MGCL") imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested stockholders. These provisions of the MGCL could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest. In addition, under the Partnership's agreement of limited partnership, in general the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof.

Tax Risks

    Adverse Consequences of Failure to Qualify as a REIT

     The Company intends to operate so as to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon the Company's continuing ability to meet various requirements concerning, among other things, the ownership of the outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

Effect of Market Interest Rates on Price of Shares

     One of the factors that may influence the price of the Common Shares in public trading markets is the annual yield on Common Shares as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Shares.

   Legal Proceeding

     Robert J. Amsdell, a former business associate of certain officers and directors of the Company, including Robert J. Attea, Charles E. Lannon, Kenneth F. Myszka and David L. Rogers, filed a lawsuit against the Company on June 13, 1995 in the United States District Court for the Northern District of Ohio in connection with the formation of the Company as a REIT and related transactions, as well as the Initial Offering. On April 29, 1996, Mr. Amsdell filed a first amended complaint in the lawsuit alleging breach of fiduciary duty, breach of contract, breach of general partnership/joint venture arrangement, statutory violations regarding dissolution of general partnership or joint venture, breach of duty of good faith and fair dealing, fraud and deceit, interference with prospective advantage, and violation of trademark/tradename rights. Mr. Amsdell is seeking money damages in excess of $15 million, as well as punitive damages and declaratory and injunctive relief (including the imposition of a constructive trust on assets of the Company in which Mr. Amsdell claims to have a continuing interest) and an accounting. The first amended complaint also added Messrs. Attea, Lannon, Myszka and Rogers as additional defendants. The parties are currently involved in discovery. The Company intends to vigorously defend the lawsuit. Messrs. Attea, Lannon, Myszka and Rogers have agreed to indemnify the Company for any loss arising from the lawsuit. The Company believes that the actual amount of Mr. Amsdell's recovery in this matter, if any, would be within the ability of these individuals to provide indemnification. The Company does not believe that the lawsuit will have a material adverse effect upon the Company.

Shares Available for Future Sale

     Sales of substantial amounts of the Company's securities by the Company (including Common Shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. On July 25, 1996 the Company filed a registration statement with the SEC which permits the Company to offer from time to time securities (including Common Shares, preferred stock ("Preferred Shares") and debt securities) with an aggregate offering price of $150 million. On September 5, 1996, the Company announced plans to sell up to 3,162,500 Common Shares pursuant to such shelf registration statement. In addition, 480,000 Common Shares are owned by the Company's founders who have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Shares (or any securities convertible into or exercisable for Common Shares) until two years after the date of the Initial Offering, without the prior written consent of PaineWebber Incorporated. The Company has granted to the founders certain registration rights with respect to sales of such Common Shares after such period. In addition, 400,000 Common Shares are reserved for issuance to employees and directors pursuant to the Sovran Self Storage, Inc. 1995 Award and Option Plan (the "1995 Option Plan") and 50,000 Common Shares are reserved for issuance to Independent Directors pursuant to the 1995 Sovran Self Storage, Inc. Directors' Stock Option Plan (the "Directors' Option Plan"). As of July 31, 1996, Options to purchase 268,000 Common Shares have been granted under the 1995 Option Plan and the Directors' Option Plan to certain Company employees and directors. Future grants of options will be made by the Compensation Committee of the Company's Board of Directors.

                           THE COMPANY
General

     Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust organized as a corporation under Maryland law on April 19, 1995. The Company was formed through the transfer for cash on June 26, 1995 of 62 Properties previously owned by limited partnerships of which the Company was the general partner, and the simultaneous acquisition of 12 additional Properties from unrelated third parties, in connection with the consummation of the Company's Initial Offering and related transactions. The Company has since acquired additional Properties from unrelated third parties. As of August 31, 1996, the Company owned and operated a total of 107 self-storage Properties, consisting of approximately 5.6 million net rentable square feet, situated in the Eastern United States and Texas, in 15 states. As of August 31, 1996, the occupancy level of the Properties was 90.3%.

     The Company seeks to increase cash flow and enhance stockholder value through aggressive management of the Properties and selective acquisition of new self-storage properties. Aggressive property management entails increasing rental payments, increasing occupancy levels, strictly controlling costs, maximizing collections, strategically expanding and improving its Properties and, should economic conditions warrant, developing new properties. The Company believes that there will continue to be significant opportunities for growth through acquisitions, and constantly seeks to acquire self-storage properties located primarily in the Eastern United States that are susceptible to realization of increased economies of scale and enhanced performance through the application of the Company's management expertise.

     The Company's principal executive offices are located at 5166 Main Street, Williamsville, New York 14211, and its telephone number is (716) 633-1850. The Company also maintains a regional office in Atlanta, Georgia.

Shelf Offering

     On July 25, 1995 the Company filed with the SEC a registration statement pursuant to the Securities Act which permits the Company to offer from time to time Common Shares, preferred stock and debt securities of the Company with an aggregate public offering price of $150 million. On September 5, 1996, the Company announced plans to sell up to 3,162,500 Common Shares pursuant to such shelf registration statement. The amounts, prices and other terms of any future offering will be determined by the Company at the time of the offering. The Company anticipates that the proceeds of any such offering, including the recently announced offering of Common Shares, will be used for working capital purposes, to fund the Company's acquisition program and to repay indebtedness. Sales of substantial amounts of securities (including Common Shares, Preferred Shares and debt securities), or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Shares. See "Risk Factors - Shares Available for Future Sale."


                      SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders, including the number of Common Shares beneficially owned by each Selling Stockholder and the number of Shares registered hereby. There can be no assurance that all or any of the Shares offered hereby will be sold. If any Shares are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby.

                           Number Of Shares    Number Of Shares
     Name                  Beneficially Owned  Registered Hereby

Richard and Joan Anastasi       2,000                2,000
Leslie G. Arries, Jr.           2,083                2,083
Glenn W. Arthurs                4,736                4,736
Jennifer Terrell Ballachino     1,123                1,123
Joseph J. Barrato               1,100                1,100
Batavia Metal Products Corp.    3,125                3,125
Shantikumar Bedmutha, M.D. and
  Shobha Bedmutha               1,301                1,301
Jeanne A. Belanger              1,100                1,100
John A. and Florence B. Bellanti
John A. Bellanti
Florence B. Bellanti           25,000               25,000
Steven Berkman IRA Rollover     3,100                3,100
Eric H. and Audrey L. Bestehorn 1,042                1,042
Michael N. Block, Esq.          5,000                5,000
Bruce T. Bowling, MD            1,041                1,041
James F. Buckley Rev. Tr.       2,083                2,083
Joseph E. Buran, Jr., MD        2,668                2,668
Park Avenue Associates in
  Radiology PC, Money
  Purchase Pension Plan FBO
  Lawrence Cadkin, M.D.         4,166                4,166
Victor Caroli IRA Rollover      3,490                3,490
George F. and Julie H. Carroll  1,041                1,041
C. James Chen, M.D. and
  Meg C. Chen                   1,041                1,041
Jeremy V. Cohen, Esq.           1,041                1,041
Peter M. Cohen                  1,698                1,698
Judith M. Cordover              1,041                1,041
J. Richard Cunningham, M.D.     1,041                1,041
Harlow M. Davis, Jr.            2,000                2,000
Robert J. Deutschlander         1,041                1,041
Samuel S. and Arden S. Dick     1,050                1,050
Dolores DiMiceli               10,132               10,132
John S. DiMiceli                2,085                2,085
David Dreyfuss, M.D.            1,041                1,041
Surgical Associates PC Pension
  Plan FBO
  David C. Dreyfuss, M.D.       1,123                1,123
David J. and Barbara V. Elias   1,041                1,041
Victor Elinoff, M.D. and
  Cynthia Elinoff               1,041                1,041
Stephen C. Elkin                1,100                1,100
Richard J. Engl                 1,041                1,041
Jane H. Fentries                1,500                1,500
Whitworth Ferguson, Jr.         2,000                2,000
Dorothy T. Ferguson             1,100                1,100
Ferguson Electric Prof.
  Sharing Plan                  2,240                2,240
The Ferguson Foundation, Inc.   2,240                2,240


(1) No Selling Stockholder owns one percent or more of the Common Shares.

Park Avenue Associates in
  Radiology, P.C.
  Money Purchase Plan FBO
  Ronaldo Fernandez, M.D.       1,902                1,902
Flaherty, Cohen, Grande,
  Randazzo & Doren, P.C.
  Deferred Profit Sharing Plan  7,291                7,291
Robert P. Fries                 1,641                1,641
Anthony P. Gammie(2)           12,932               12,932
Nora D. Gevlin                  1,500                1,500
Alfred F. Gorick, Sr.
  Grantor Trust                 1,250                1,250
Herbert J. Heimerl, Jr., Esq.   4,166                4,166
High Yield Fund, L.P.(3)       20,225               20,225
Gerald E. Hilger                1,700                1,050
Richard H. Hitchcock            1,041                1,041
Robert P. Hodson, DDS           4,166                4,166
Henry T. Hoffman                1,100                1,100
Merill Lynch ACF
  Henry T. Hoffman IRA
  Henry Hoffman IRA             1,100                1,100
Barry G. Hoffman                3,125                3,125
Stanley D. Hoffman, M.D.       13,468               13,468
Stanley D. Hoffman, MD
  PC Profit Sharing Plan        2,247                2,247
Michael H. and Nancy E.
  Houlihan                      4,494                4,494
Robert R. Irish                 1,041                1,041
Marcia J. Irish                 1,041                1,041
Fredrick A. Isaacs, M.D. and
  Caryn J. Isaacs               1,041                1,041
Anuradha J. Kale                1,041                1,041
Kancha Inc. Pension &
  Profit Sharing Plan,
  Robert Caroli Trustee         1,041                1,041
Robert S. Keitel                2,000                2,000
Toby D. Kinerk                  4,166                4,166
Peter King Enterprises Profit
  Sharing Plan, Inc.            2,247                2,247
Carl E. Kirst                   2,083                2,083
Donald D. Kirst                 2,500                2,500
Kenneth Kirst                   3,125                3,125
Sally E. Kleeberg               1,206                1,206
Dorothy Kobrin                  1,500                1,500
Paul J. Koessler                2,083                2,083
Paul Koessler Residual Trust    8,333                8,333
Paul J. Koessler, Jr. Trust,
  U/A Dated 1/11/91             4,166                4,166
The Paul J. Koessler
  Foundation, Inc.              2,083                2,083
John W. Koessler, Jr.           4,166                4,166
John W. Koessler, III           4,166                4,166


(2) Anthony P. Gammie is a member of the Company's Board of Directors.
(3) John Burns, a member of the Company's Board of Directors, is the President of the general partner of High Yield Fund, L.P.

Helmut G. Kramer, M.D. and
  Elizabeth S. Kramer           1,047                1,047
Lawrence R. and Jacqueline L.
  Kuhnert                       5,000                5,000
Penny Lee Kuzmeskus             1,041                1,041
James Gregory Kuzmeskus         1,041                1,041
Herbert P. Ladds, Jr.           1,256                1,256
Matthew J. Landfried, M.D.      1,100                1,100
Shashikant B. Lele, M.D. and
  Amol S. Lele, M.D.            1,041                1,041
Phillip R. Lenard               1,041                1,041
David H. Lisi, M.D.             2,000                2,000
Thomas A. Lombardo, Jr.,
  M.D., P.C.                    1,348                1,348
First Interstate Bank ACF,
  Allan Lyons IRA               2,000                2,000
David B. Lyon                   2,000                2,000
Lewis D. McCauley               2,083                2,083
Kenneth G. McCreadie            2,000                2,000
Richard D. McDonough            1,331                1,331
Scott L. McFarland             12,939               12,939
Kevin M. McGovern               2,500                2,500
Dr. David G. McMaster           2,500                2,500
Barbara C. McMaster             3,750                3,750
Robert L. Montgomery, Jr.       3,125                3,125
Douglas B. Moreland, M.D.       2,498                1,123
Lawrence C. Moss                4,166                4,166
Joseph B. Neiman, M.D.         12,040               12,040
Luciano Nicasio                 2,247                2,247
Young K. Paik, M.D. and
  Orhee Paik                    2,513                2,513
Pratima B. Patel                2,085                2,085
Carol C. Pope                   2,100                2,100
Robert Pope                     2,100                2,100
First Interstate Bank
  ACF Robert Pope, IRA          2,575                2,575
First Interstate Bank
  ACF Robert Pope, IRA          4,840                4,840
Roy Quarve, C.P.A.              1,100                1,100
Virginia Rainstein              1,041                1,041
Peter C. and Beverly A. Rasch   3,125                3,125
John H. and Nora E. Ring        1,041                1,041
Riverside Chemical Co., Inc.
  Deferred Profit Sharing Plan  3,125                3,125
Sylvia L. Rosen Trust
  U/A/D 4/8/85
  FBO Sylvia L. Rosen           1,041                1,041
Robert P. and Susan W. Russ     1,121                1,121
Robert P. Russ                    951                  951
Joseph L. Russo                 4,166                4,166
James L. Rycyna, M.D.           1,041                1,041
Paul F. Santandreu              2,083                2,083
Charles L. Scheeler             1,123                1,123
Madhukar A. Shanbhag, M.D. and
  Vilasini M. Shanbhag, M.D.    5,618                5,618
Sadashiv S. Shenoy, M.D. and
  Lata Shenoy, D.D.S.           1,041                1,041

Sadashiv S. Shenoy, M.D.        1,041                1,041
First Interstate Bank ACF,
  Sadashiv Shenoy, IRA          1,123                1,123
Peter E. Shields, M.D. and
  Connie J. Shields, Ph.D.      2,243                2,243
Peter E. Shields, M.D.          1,902                1,902
Morton H. and Joan C. Stovroff  3,320                3,320
Rose L. Strauss                 1,041                1,041
Donald W. Strong, IRA Rollover 12,500               12,500
Strong Family Trust             8,333                8,333
Park Avenue Associates in
  Radiology PC, Money Purchase
  Pension Plan FBO Russell
  Tarner M.D.                   2,243                2,243
Russell J. Tarner, M.D.        12,500               12,500
Richard R. Tesmer, Jr.          1,041                1,041
Stanley R. and Patricia M.
  Tomaka                        1,500                1,500
E. Roger Tunmore                1,041                1,041
Karen E. Vesper                 1,200                1,200
Philip J. and Irene M. Warner   5,882                5,882
T. Paul Weiksnar                2,500                2,500
Leroy H. Wilcox                 2,000                2,000
Patrick M. Williamson           5,000                5,000
Peter M. Williamson             1,500                1,500
First Interstate Bank ACF,
  Dennis Winiecki IRA           1,325                1,325
Michael G. Wolfgang             1,641                1,641
M. Bashar Yousuf, M.D. and
  Geralyn Yousuf                2,083                2,083
Frank Zachary                   1,100                1,100


     The Selling Stockholders were, until the closing of the Initial Offering, limited partners in one or more of the 28 limited partnerships of which the Company was general partner and from which 62 of the Properties were acquired.

                      PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares to or through underwriters, dealers or agents, who may receive compensation in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Shares less any broker's commissions.

     To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

     The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Company has complied with such requirements.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Shares offered hereby may not simultaneously engage in market making activities with respect to the Common Shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales by the Selling Stockholders.

     The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                  DESCRIPTION OF CAPITAL STOCK

     The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to Maryland law, the Company's Amended and

Restated Articles of Incorporation (the "Articles of
Incorporation") and Bylaws (the "Bylaws").

General

     Under the Articles of Incorporation, the Company has the authority to issue up to 110,000,000 shares of stock, consisting of 100,000,000 Common Shares, par value $.01 per share, and 10,000,000 Preferred Shares, par value $.01 per share. Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations.

Common Shares

     All Shares offered hereby are Common Shares and are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock, holders of Common Shares are entitled to receive dividends on Common Shares if, as and when authorized and declared by the Board of Directors of the Company, out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the directors then standing for election, and the holders of the remaining Common Shares will not be able to elect any directors.

     Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company. All Common Shares have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     The Company's current practice is to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be case on the matter) is set forth in the corporation's articles of incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

     The transfer agent and registrar for the Common Shares is American Stock Transfer and Trust Company.

Preferred Shares

     Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Articles of Incorporation to fix for each series, the terms, preferences, conversion of other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Such rights, powers, restrictions and limitations could include the rights to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of some, or a majority, of the Common Shares. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of shares of Common Shares might receive a premium for their shares over the then market price of such shares.

Restrictions on Transfer

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit.
Any transfer of shares of capital stock or any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit or that causes the Company to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust ("Shares in Trust") that will be transferred, by operation of law, to a person unaffiliated with the Company designated by the Board of Directors as trustee (the "Trustee") of a trust (the "Share Trust") for the benefit of one or more charitable organizations. Shares in Trust will remain issued and outstanding Common or Preferred Shares of the Company and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares in Trust for the Share Trust and will hold such dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries. The Trustee will vote all Shares in Trust. Any vote cast by the proposed transferee in respect of the Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust shall be rescinded and shall be void ab initio. Any dividend or distribution paid to a proposed transferee or owner of Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust will be required to be repaid upon demand to the Trustee for the benefit of one or more charitable beneficiaries. The Trustee may, at any time the Shares in Trust are held in the Share Trust, transfer the interest in the Share Trust representing the Shares in Trust to any person whose ownership of the shares of capital stock designated as Shares in Trust would not violate the Ownership Limit, or otherwise result in the disqualification of the REIT, as described above, and provided such permitted transferee purchases such shares for valuable considerations. Upon such sale, the proposed original transferee will receive the lesser of (i) the price paid by the original transferee shareholder for the shares of capital stock that were transferred to the Share Trust, or if the original transferee shareholder did not give value for such shares (e.g., the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Shares in Trust were designated for the ten days immediately preceding such sale or gift and (ii) the price received by the Trustee from such sale. Any amounts received by the Trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the Share Trust. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the Share Trust may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Shares in Trust and to hold the Shares in Trust on behalf of the Company.

     In addition, the Company has the right, for a period of 90 days during the time any shares of Shares in Trust are held by the Trustee, to purchase all or any portion of the Shares in Trust from the Trust at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, device or other transaction), the average closing price for the class of stock from which such Shares in Trust were designated for the ten days immediately preceding such sale or gift, and
(ii) the average closing price for the class of shares form which such Shares in Trust were designated for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of stock of the Company bear a legend referring to the restrictions described above.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of precluding acquisition of control of the Company.


                          LEGAL MATTERS

     Phillips, Lytle, Hitchcock, Blaine & Huber, Buffalo, New York, will pass upon certain legal matters for the Company. Phillips, Lytle, Hitchcock, Blaine & Huber has in the past represented and is presently representing the Company in certain other matters. Robert J. Attea, Chairman of the Board of the Company, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber own Common Shares. Phillips, Lytle, Hitchcock, Blaine & Huber will rely upon the opinion of Hogan & Hartson, L.L.P., Washington, D.C., as to all matters of Maryland law.

                             EXPERTS

     The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young, LLP, independent accountants, and are incorporated herein in reliance upon the authority of such firm as experts in giving said reports.

=================================================================

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                       __________________

                        TABLE OF CONTENTS

                                                Page

Available Information                             2

Incorporation of Certain
  Documents by Reference                          2

Risk Factors                                      3

The Company                                       9

Selling Stockholders                             10

Plan of Distribution                             13

Description of Capital Stock                     14

Legal Matters                                    17

Experts                                          17


===============================================================

=================================================================

                          422,171 Shares





                    Sovran Self Storage, Inc.



                          Common Stock



                         ______________

                           PROSPECTUS
                         ______________









                       September __, 1996






=================================================================

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table:

     Registration fee                   $ 3,785
     Blue Sky fees and expenses         $ 2,000
     Legal fees and expenses            $10,000
     Miscellaneous                      $ 1,000
                                         ______
          Total                         $16,785


     All expenses in connection with the issuance and distribution of the securities being offered will be borne by the Company.


Item 15.  Indemnification of Directors and Officers.

     The Registrant's Directors and officers are and will be indemnified under the Articles of Incorporation and Bylaws of the Registrant against certain liabilities. The Articles of Incorporation requires the Registrant to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful.

     The Registrant has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Registrant indemnify such officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover Directors and officers under the Registrant's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnifications will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

     It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     As permitted by Maryland Law, the Articles of Incorporation provides that a Director or officers of the Company shall not be liable for monetary damages of the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

Item 16.  Exhibits.

Exhibit No.    Description

     4.1 Registration Rights Agreement between the Company and the Selling Stockholders (incorporated herein by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-11 Registration Number 33-91422, dated June 20, 1995).
     5.1 Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber as to the legality of the securities being registered.
     5.2 Opinion of Hogan & Hartson L.L.P. as to all matters of Maryland law.
    23.1  Consent of Ernst & Young, LLP, Independent Accountants.
    23.2 Consent of Phillips, Lytle, Hitchcock, Blaine & Huber (included in Exhibit 5.1 hereto)
    23.3  Consent of Hogan & Hartson L.L.P. (included in
          Exhibit 5.2 hereto)
   *24.1  Powers of Attorney

*Previously filed.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act;

                   (ii)  To reflect in the prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sovran Self Storage, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York, on the 17th day of September, 1996.

                         Sovran Self Storage, Inc.


                         By:  /s/ Kenneth F. Myszka
                              Kenneth F. Myszka, President
                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Capacity                         Date


/s/ Robert J. Attea*     Chairman of the Board of        September 17, 1996
    Robert J. Attea      Directors


/s/ Kenneth F. Myszka    President, Chief Executive      September 17, 1996
    Kenneth F. Myszka    Officer and Director (Principal
                         Executive Officer)

/s/ David L. Rogers      Chief Financial Officer         September 17, 1996
    David L. Rogers      (Principal Financial and
                          Accounting Officer)

/s/ John Burns*          Director                        September 17, 1996
    John Burns


/s/ Michael A. Elia*     Director                        September 17, 1996
    Michael A. Elia


_______________________  Director                        September 17, 1996
   Anthony P. Gammie


/s/ Charles E. Lannon*   Director                        September 17, 1996
    Charles E. Lannon


* By David L. Rogers as attorney-in-fact

                          EXHIBIT INDEX


Exhibit No.         Description

  4.1     Registration Rights Agreement between
          Company and Selling Stockholders
          (incorporated herein by reference to
          Exhibit 10.14 to the Company's Registration
          Statement on Form S-11 Registration
          Number 33-91422, dated June 20, 1995).

  5.1     Opinion of Phillips, Lytle, Hitchcock,
          Blaine & Huber as to the legality of the securities being registered.

  5.2     Opinion of Hogan & Hartson L.L.P. as
          to all matters of Maryland law.

 23.1     Consent of Ernst & Young, LLP,
          Independent Accountants.

 23.2     Consent of Phillips, Lytle, Hitchcock,
          Blaine & Huber (included in Exhibit 5.1 hereto).

 23.3     Consent of Hogan & Harston L.L.P. (included in
          Exhibit 5.2 hereto)

 24.1*    Powers of Attorney




*    Previously filed.

                           Exhibit 5.1

           PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER
                   3400 MARINE MIDLAND CENTER
                    BUFFALO, NEW YORK  14203



                                   September 17, 1996


Sovran Self Storage, Inc.
5166 Main Street
Williamsville, New York 14221

Gentlemen:

          This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 422,171 shares of common stock, par value $.01 per share ("Common Stock"), of Sovran Self Storage, Inc., a Maryland corporation (the "Company"), which shares (the "Shares") are to be sold by certain stockholders of the Company.

          In connection with rendering this opinion, we have examined the Articles of Incorporation, as heretofore amended and restated, and By-laws of the Company; such records of corporate proceedings of the Company as we deemed material; a Registration Statement on Form S-3 under the Securities Act relating to the Shares, No. 333-10659, as amended, (the "Registration Statement") and the prospectus contained therein, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

          We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied on the opinion of Hogan & Hartson L.L.P. of Baltimore, Maryland.

          Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable shares of the Company's Common Stock.

          The foregoing assumes that all requisite steps have been and will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                              Very truly yours,

               /S   PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER

                           Exhibit 5.2

                         HOGAN & HARTSON
                             L.L.P.

                                        111 South Calvert Street
                                        Baltimore, Maryland 21202
                                        Tel (410) 659-2700
                                        Fax (410) 539-6981


                       September 13, 1996



Phillips, Lytle, Hitchcock, Blaine & Huber
3400 Marine Midland Center
Buffalo, New York  14203

Board of Directors
Sovran Self Storage, Inc.
5166 Main Street
Williamsville, New York  14221

Ladies and Gentlemen:

          We are acting as special counsel to Sovran Self Storage, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of up to 422,171 shares of the Company's common stock, par value $.01 per share, all of which shares (the "Shares") are to be sold by certain stockholders of the Company. This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration
Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2.   The Amended and Restated Articles of
               Incorporation, as amended, of the Company, as certified by the Maryland State Department of Assessments and Taxation on September 12, 1996 and by the Secretary of the Company on the date hereof as then being complete, accurate and in full force and effect.

HOGAN & HARTSON L.L.P.

Phillips, Lytle, Hitchcock, Blaine & Huber
Board of Directors
Sovran Self Storage, Inc.
September 13, 1996
Page 2


          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. A Certificate of the Assistant Secretary of the Company dated the date hereof, certifying certain resolutions of the Board of Directors of the Company, adopted on July 16, 1996, as then being complete, accurate and in effect, relating to the original issuance of the Shares.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland.
We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing, and assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company relating to the original issuance of the Shares, we are of the opinion that the Shares are validly issued, fully paid and nonassessable under the General Corporation Law of the State of Maryland.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

HOGAN & HARTSON L.L.P.

Phillips, Lytle, Hitchcock, Blaine & Huber
Board of Directors
Sovran Self Storage, Inc.
September 13, 1996
Page 3


          We hereby consent to the filing of this opinion letter as Exhibit 5.02 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        /s Hogan & Hartson L.L.P.

                                        HOGAN & HARTSON L.L.P.

                                                  Exhibit 23.1


                 Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No.
333-10659) and related Prospectus of Sovran Self Storage, Inc. for the registration of 422,171 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 2, 1996, with respect to the consolidated financial statements of Sovran Self Storage, Inc. incorporated by reference in its Annual Report (Form 10-K) for the period ended
December 31, 1995, (b) dated February 2, 1996 on the related financial statement schedule included therein and (c) dated August 30, 1996 with respect to historical summaries of combined gross revenue and direct operating expenses of the Acquisition Facilities included in its Current Report on Form 8-K/A dated September 3, 1996, all as filed with the Securities and Exchange Commission.



                                             ERNST & YOUNG LLP


Buffalo, New York
September 16, 1996